Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Molly Schlax	Date	January 19, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust
Acquires Newly Constructed Medical Office Building in New Jersey

Chicago (January 19, 2016) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it acquired 140 Park Avenue, a newly constructed 100,000 square foot medical office building located in Florham Park, NJ. The Property is leased for fifteen years through 2030 to Summit Medical Group. The purchase price was approximately $45.6 million.

140 Park Avenue is a four-story, state-of-the-art, fully leased medical office building situated on 6.6 acres in The Green at Florham Park, a 268-acre master planned mixed-use office park. The triple-net lease to Summit Medical Group is for fifteen years and provides for ten percent rent increases every five years. Other tenants at The Green include BASF’s North American headquarters and the New York Jets training and headquarters facility.

“This investment is a clear demonstration of LaSalle’s research and strategy group’s recommended medical office investment strategy,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “140 Park Avenue is a purpose-built, mission critical MOB, long-term leased to a dominant and well-established regional healthcare provider,” added Swaringen. “This property builds upon LaSalle’s fifteen year track record of identifying and executing opportunities in healthcare oriented real estate and further complements Income Property Trust’s stable-value and income oriented investment objectives.”

Summit Medical Group is the largest multi-specialty practice group in New Jersey with more than 2,000 employees, including over 500 medical professionals. The building was constructed specifically for their multi-specialty medical use and contains an urgent care center, imaging center, patient labs and ambulatory surgery center. Medical services offered in the building include orthopedics, internal medicine, ENT, oncology, cardiology, gastroenterology, sports medicine, and physical therapy along with general and specialized surgery. The fourth floor ambulatory surgery center has eight operating rooms, other procedure rooms and recovery stations equipped for up to 23 hour patient stays. With convenient access to I-24 in Morris County, NJ, the building’s location is also in close proximity to multiple local area regional hospitals.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $57.2 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

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